Wellesley Bancorp, Inc. Reports Results for the Quarter Ended March 31, 2019

WELLESLEY, Mass., April 25, 2019 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported net income of $1.3 million for the quarter ended March 31, 2019. These results compare to net income of $1.4 million for the quarter ended March 31, 2018. The results for the quarter represent a decrease of 9.4% as compared to the prior year first quarter results.

Diluted earnings per share were $0.52 for the quarter ended March 31, 2019. Total assets were $912.0 million at March 31, 2019, an increase of $40.7 million, or 4.7%, from December 31, 2018 as total gross loans increased $41.7 million, funded primarily by an increase in deposits.

Thomas J. Fontaine, President and Chief Executive Officer, said, "Our first quarter results were mixed. I am pleased with the growth in loans and core deposits along with continued, solid credit quality. The balance sheet growth translated into solid revenue growth, despite cost of funds pressures. Our returns took a step back due to higher loan loss provision and infrastructure investments. However, these investments position us for future, profitable growth."

First Quarter Earnings
Net income totaled $1.3 million for the quarter ended March 31, 2019, a decrease of 9.4% as compared to $1.4 million for the quarter ended March 31, 2018. For the quarter ended March 31, 2019, net interest income plus non-interest income increased $513 thousand, offset by an increase in non-interest expenses of $537 thousand and an increase in the provision for loan losses of $175 thousand.

Net Interest Income. Net interest income increased $409 thousand, or 6.8%, to $6.4 million for the quarter ended March 31, 2019, as compared to the quarter ended March 31, 2018. This increase was driven primarily by the growth of our loan portfolio and increased yields, partially offset by growth in deposits and higher interest rates on deposits. The yield on earning assets for the quarter ended March 31, 2019 was 4.43%, an increase of 39 basis points from the comparable quarter in 2018. Deposit and borrowing rates were 1.75% for the first quarter 2019, an increase of 60 basis points from the first quarter 2018. The net interest margin decreased to 3.02% for the 2019 first quarter, compared to 3.10% for the 2018 first quarter, reflecting the increase in deposit and borrowing costs between the two periods offset by the increase in earning asset yields.

Loan Loss Provision. Provision expense was $240 thousand for the quarter ended March 31, 2019, an increase of $175 thousand from the comparable quarter in 2018. Reasons for the higher provision include loan growth, and a change in loan mix from 2018.

Non-Interest Income. Non-interest income totaled $682 thousand for the quarter ended March 31, 2019, an increase of $104 thousand, or 18.0%, compared to the prior year period. Wealth management fees increased $50 thousand, or 13.0%, compared to the quarter ended March 31, 2018, primarily due to an increase in assets under management. Total assets under management at Wellesley Investment Partners, including the Bank's investment portfolio, were $419.3 million at the March 31, 2019, as compared to $406.6 million at March 31, 2018. Income from mortgage banking activities increased $19 thousand, primarily due to higher volume of sales of fixed rate mortgage loans as compared to the prior year. All other non-interest income increased $35 thousand primarily due to an increase in fees on customer interest rate swaps

Non-Interest Expenses. Total non-interest expenses were $5.1 million in the quarter ended March 31, 2019, an increase of $537 thousand, or 11.8%, compared to the prior year period. Salaries and benefits increased $319 thousand to $3.0 million for the quarter ended March 31, 2019 as compared to same period ended March 31, 2018. The increase is due to the annual merit increases along with the addition of new staff. Occupancy and equipment increased $86 thousand due to the relocation of business operations to our new home office location and increases in rent expense. Data processing costs increased $63 thousand and other general administrative costs increased $105 thousand associated with increased business volumes. FDIC insurance costs decreased $33 thousand due to lower quarterly assessment rates. Professional fees decreased $8 thousand due mainly to lower corporate legal expenses.

Income Tax Provision. Income tax provision decreased by $64 thousand for the quarter ended March 31, 2019 as compared to 2018. Our effective tax rate for the three months ended March 31, 2019 was 26.8% compared to 27.3% in 2018.

Balance Sheet Growth
Total assets were $912.1 million at March 31, 2019, representing an increase of $40.7 million compared to $871.4 million at December 31, 2018. The increase was primarily related to growth in the loan portfolio of $41.7 million, and the addition of an operating lease right-of-use asset of $7.6 million, partially offset by a reduction in cash and investments. Total liabilities increased $38.6 million due to deposits increasing $33.0 million, the addition of a lease liability of $7.6 million, partially offset by total borrowings decreasing $2.3 million, as compared to December 31, 2018.

Loans. Gross loans totaled $785.5 million at March 31, 2019, an increase of $41.7 million, or 5.6%, as compared to December 31, 2018. Construction loans increased $23.7 million to $130.4 million at December 31, 2018, compared to $106.7 million at December 31, 2018. Commercial and industrial loans increased $13.9 million to $80.8 million. Commercial real estate loans increased $5.0 million to $153.0 million. Residential mortgage loans decreased $1.6 million to $380.9 million at December 31, 2018.

Deposits. Deposits increased $33.0 million to $750.9 million at March 31, 2019 compared to $717.9 million at December 31, 2018. Money market accounts increased $31.0 million, or 15.2% due to our success in attracting new deposit relationships. Demand deposits and NOW accounts increased $10.2 million, or 6.6%, to $164.1 million as growth was realized in both retail and commercial accounts. Savings accounts decreased $1.8 million to $80.4 million. Certificates of deposit decreased $6.4 million to $271.9 million.

Borrowings. Long-term debt and short-term borrowings, consisting entirely of advances from the FHLB, decreased $2.3 million to $71.2 million, compared to $73.5 million at December 31, 2018.

Stockholders' Equity. Stockholders' equity increased $2.1 million to $67.2 million, primarily due to earnings and an increase in the fair values of available-for-sale securities at March 31, 2019 compared to December 31, 2018, partially offset by dividends paid. At March 31, 2019, the Company's ratio of stockholders' equity to total assets was 7.37%, compared to 7.47% at December 31, 2018.

About Wellesley Bancorp
Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides personal, customized, premier banking services to successful people, families, businesses and Non-profit organizations. The bank has six full-service banking offices in Wellesley, Newton, Needham, and Boston. Wellesley Investment Partners, a subsidiary of Wellesley Bank, provides wealth management services to individuals and families, private foundations and endowments. Wellesley Bank has been serving the Greater Boston Area for over 107 years.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Statements of Net Income (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2019	2018
Interest and dividend income:
Interest and fees on loans and loans held for sale	$ 8,727	$ 7,227
Other interest and dividend income	703	612
Total interest and dividend income	9,430	7,839
Interest expense	2,999	1,817

Net interest income	6,431	6,022
Provision for loan losses	240	65

Net interest income, after provision for loan losses	6,191	5,957

Total non-interest income	682	578

Non-interest expenses:
Salaries and employee benefits	3,040	2,721
Occupancy and equipment	804	718
Data processing	297	234
FDIC insurance	135	168
Professional fees	190	198
Other general and administrative	629	519
Total non-interest expenses	5,095	4,558

Income before income taxes	1,778	1,977
Provision for income taxes	476	540

Net income	$ 1,302	$ 1,437

Other Data:
Return on average assets (1)	0.59%	0.71%
Return on average equity (1)	7.94%	9.49%
Net interest margin (1)	3.02%	3.10%
Earnings per common share:
Basic	$0.54	$0.60
Diluted	$0.52	$0.58
Weighted average shares outstanding:
Basic	2,431,324	2,392,592
Diluted	2,523,907	2,485,222
Stockholders' equity to total assets at end of period	7.37%	7.31%
Book value per common share at end of period	$26.47	$23.98
Effective tax rate	26.77%	27.31%
Nonperforming loans to total loans at end of period	0.14%	0.18%

(1) Three month period annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Balance Sheets (Dollars in thousands) (Unaudited)

	March 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$ 36,421	$ 42,750
Securities available for sale, at fair value	64,023	66,770
Federal Home Loan Bank of Boston stock, at cost	3,842	4,747

Loans	785,511	743,770
Less allowance for loan losses	(6,978)	(6,738)
Loans, net	778,533	737,032

Bank-owned life insurance	7,827	7,769
Operating lease, right-of-use asset	7,606	--
Premises and equipment, net	3,853	3,924
Other assets	9,991	8,428

Total assets	$ 912,096	$ 871,420

Liabilities and Stockholders' Equity
Deposits:
Non-interest-bearing	$ 126,974	$ 116,926
Interest-bearing	623,949	601,005
Total Deposits	750,923	717,931

Short-term borrowings	18,000	15,000
Long-term debt	53,197	58,528
Subordinated debt	9,840	9,832
Lease liability	7,626	--
Accrued expenses and other liabilities	5,329	4,999
Total liabilities	844,915	806,290

Stockholders' equity	67,181	65,130

Total liabilities and stockholders' equity	$ 912,096	$ 871,420

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550